Exhibit 10.1

World Poker Tour Series

Season VII

Sponsored Episodes Agreement

Date:  As of September 15, 2008 (“Effective Date”)

WPTE Sponsorship Partner Name and Address:

Pocket Kings (“Sponsorship Partner”)	WPT Enterprises, Inc. (“WPTE”)

3rd Floor, Block AD	5700 Wilshire Blvd., Suite 350

Cherrywood Business Park	Los Angeles, CA 90036

Loughlinstown, Dublin, Ireland 18	Telephone: 323-330-9900

Facsimile: 323-330-9902

This Television Sponsorship Agreement, which along with the “General Terms and Conditions” attached hereto shall be referred to hereinafter as the “Agreement”.  The Parties Agree to the following:

I.                                       Type/Category: Television Sponsorship Agreement.

II.                                   Name of Sponsored Episode:  Certain World Poker Tour Season VII “Full Tilt” branded episodes of the Season VII series as set forth in Attachment B (each branded episode a “Episode” or “Sponsored Episode”, collectively, the “Episodes” or “Sponsored Episodes”).

III.                               Exclusivity: Sponsorship Partner will be the only “.net” educational poker sponsor entitled to in-show sponsorship within the Sponsored Episodes during the Term in the Territory.

IV.                              Term/Promotional Period:  The term of this Agreement shall commence as of the Effective Date and continue until the longer of (a) One (1) year from the Effective Date or; (b) until the Minimum Runs have been met but in no event longer than  Two (2) years after the Effective Date(i.e., four airings) (“Term”).

V.                                  Territory:  United States (the “Primary Territory”) and Mexico (the “Bonus Territory”) (collectively, “Territory”).

VI.                              WPTE Obligations in Regard to Episode Branding:  Provided that the Sponsorship Fee is paid, WPTE shall:

a.               Provide branded sponsorship integrations as set forth in more detail on Attachment A (the “Branded Integrations”) for Sponsored Episodes Broadcast during the Term in the Territory.

b.               Cause the Sponsored Episodes containing the Branded Integrations to be broadcast on Fox Sports Network a minimum of Four Times (the “Minimum Runs”) during the Term in the Primary Territory.

c.               Cause the Sponsored Episodes containing the Branded Integrations to be broadcast on “Mexico” Network a minimum of Four Times (the “Minimum Runs”) during the Term in the Bonus Territory, provided if, subject to the making of reasonable efforts, such broadcast or only partial broadcast is not secured, nothing shall reduce the Sponsorship Fee nor shall the same constitute a breach hereof.

d.               Provide Four (4) commercial spots per Episode in at least Two (2) airings of the Episode during the Term and in the Primary Territory.  WPTE will use best efforts to insure that one commercial spot will run in each quarter hour and that no FTP ad will run after show content is over in the last commercial pod.  WPTE represents that the Episodes are scheduled to air in prime time at 8 p.m. Sunday with a repeat later in the week.

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VII.                          Sponsorship Partner shall be responsible to WPTE for the following: Sponsorship Partner shall Pay WPTE a fee of: Three Million, Two Hundred and Fifty Thousand U.S. Dollars ($3,250,000 USD).  Payments shall be made in Four Equal installments as follows:   Eight Hundred Twelve Thousand Five Hundred U.S. Dollars ($812,500 USD) upon Execution of this Agreement; Eight Hundred Twelve Thousand Five Hundred U.S. Dollars ($812,500 USD) on or before first broadcast airing of episode No. 8 ; Eight Hundred Twelve Thousand Five Hundred Dollars  ($812,500 USD) on or before first broadcast airing of episode No. 16; and Eight Hundred Twelve Thousand Five Hundred Dollars  ($812,500 USD) on or before first broadcast airing of episode No. 24  (the “Sponsorship Fee”).  The payment schedule assumes that episodes begin broadcasting in December of 2008.  If broadcast is delayed, Payments 2, 3 and 4 will be shifted an amount of time equal to that delay.

ADDITIONAL TERMS AND CONDITIONS TO THIS SPONSORSHIP AGREEMENT ARE SET FORTH ON THE NEXT PAGE(S) UNDER THE HEADING “GENERAL TERMS AND CONDITIONS.”

In Witness Whereof, the parties have executed this Agreement as of the date first set forth above.

WPT Enterprises, Inc. (“WPTE”)

Pocket Kings (“Sponsorship Partner”)

By:	/s/ Adam J. Pliska		By:	/s/ Ian J. Imrich

Name:	Adam J. Pliska	Name:	Ian J. Imrich

Title:	General Counsel	Title:	General Counsel

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GENERAL TERMS AND CONDITIONS

1.             Approvals and Controls.  Sponsorship Partner shall submit Sponsorship Partner Trademarks to WPTE for inclusion in the Sponsored Episodes.  WPTE shall endeavor to use the marks as provided by Sponsorship Partner, provided however, WPTE and the broadcast network shall have final approval and control in all matters including over Sponsorship Partner’s Trademark inclusion  (“Approval(s)” or “Approved”).

2.             Trademark and Other Intellectual Property Rights.  Sponsorship Partner’s brand(s) and all related logos, taglines, labels and other designs and product identification (collectively “Sponsorship Partner’s Trademarks”) are Sponsorship Partner’s property, and WPTE’s brand(s) and all related logos, taglines, labels and other design and product identification (collectively, “WPTE’s Trademarks) are WPTE’s property.  The use of a party’s Trademarks inure to the benefit of the party that holds the Trademark, and all rights in a party’s Trademark under trademark or copyright law or any other basis shall be the exclusive property of the party that holds the Trademark.  Sponsorship Partner grants to WPTE, subject to the terms and conditions of this Agreement, the non-exclusive, non-assignable and non-transferable right to use the Sponsorship Partner’s Trademarks in connection with the obligations of this Agreement.

3.             Website Compliance.  Sponsorship Partner agrees to execute the website compliance affidavit, attached as Attachment C and incorporated by reference herein.

4.             Insurace.  Each party will maintain commercially reasonable and adequate insurance coverage to cover the risks associated with their activities and obligations in connection with this Agreement.  Sponsorship Partner agrees to add WPTE as an “additional insured” on Sponsorship Partner’s general liability insurance.  A certificate of insurance showing coverage and the additional insured shall be furnished to WPTE upon execution hereof.

5.             Indemnity.

a.  Sponsorship Partner will indemnify, protect, defend and hold harmless WPTE, its parent, subsidiary and affiliated corporations, and its and their respective directors, officers, employees and agents, from and against any and all claims, liabilities, losses, damages, injuries, demands, actions, causes of action, suits, proceedings, judgments and expenses, including reasonable attorneys’ fees, court costs and other legal expenses including, without limitation, those costs incurred at the trial and appellate levels and in any bankruptcy, reorganization, insolvency or other similar proceedings, and any other legal expenses (collectively, “Claims”) arising from or connected with (i) any breach by Sponsorship Partner of any provision hereof or the inaccuracy or breach of any warranty or representation made by Sponsorship Partner herein or (ii) infringement of copyright or trademark, resulting from the use and/or display of Sponsorship Partner’s Trademarks as contemplated hereby.

b.  WPTE will indemnify, protect, defend and hold harmless Sponsorship Partner, its parent, subsidiary and affiliated corporations, and its and their respective directors, officers, employees and agents, from and against any and all Claims arising from or connected with (i) any breach by WPTE of any provision hereof or the inaccuracy of any warranty or representation made by WPTE herein, (ii) infringement of copyright or trademark, resulting from the use and/or display of WPTE’s Trademarks as contemplated hereby; and/or  (iii) WPTE’s  use of Sponsorship Partner’s Trademarks in a manner that has not consistent with the obligations of this Agreement.

c.  Each party shall give the other party prompt notice of any Claim brought against it coming within the purview of these indemnities.  Within five (5) business days after receipt of such notice, the indemnitor shall undertake the defense of each such Claim with counsel satisfactory to and approved by the indemnitee.  If the indemnitor fails to undertake and sustain the defense of any Claim in the manner required by this Section 5(c), the indemnitee may engage separate counsel, pay, settle or otherwise finally resolve such Claim for the account and at the risk and expense of the indemnitor.  Any payment, settlement or final resolution otherwise by the indemnitee shall release the indemnitor from liability for such Claim.  If the indemnitor undertakes the defense of a Claim in the manner required by this Section 5(c), the indemnitee may, at its own expense, engage separate counsel and participate in the defense of any Claim brought against it.

d.  The foregoing indemnification provisions shall survive the expiration or termination of this Agreement.

6.             Limitation of Liability.  Neither Party will be liable to the other under or in connection with this Agreement, whether in contract, tort (including negligence), misrepresentation (other than where made fraudulently), breach of statutory duty, or otherwise for: any loss of business, contracts, profits, anticipated savings, goodwill, or revenue; or for any indirect or consequential loss whatsoever incurred by a Party whether or not the party relying on this provision was advised in advance of the possibility of any such loss. Nothing in this Agreement shall exclude or restrict either Party’s liability for fraud, death or personal injury resulting from that Party’s negligence.  The total aggregate liability for WPTE under this Agreement shall be limited to the actual moneys it received under this Agreement for the applicable Tour only.

7.             Warranty.  Sponsorship Partner represents and warrants that: (a) Sponsorship Partner’s purchase of rights under this Agreement is not conditioned on any agreement or understanding that either WPTE or any person, firm or company affiliated with or otherwise related to WPTE will require any retail licensee to purchase any goods licensed by, produced, sold or offered for sale by Sponsorship Partner;  (b) it has the power and authority to enter into, execute, deliver and fully perform its obligations under this Agreement, and such execution and delivery and the performance by Sponsorship Partner of its obligations hereunder do not and will not violate or cause a breach of any other agreements or obligations to which it is a party or by which it is bound; (c) this Agreement, when executed and delivered by Sponsorship Partner, will be its legal, valid and binding obligation enforceable against Sponsorship Partner in accordance with its terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency or other similar laws affecting creditors’ rights generally;  (f) Sponsorship Partner’s Trademarks shall not violate or infringe upon the rights (including, without limitation, any copyright, trademark, service mark, literary, right of privacy or publicity, or tort or contract right) of any third party; (g) Sponsorship Partner’s website shall at all times, comply with the Website Affidavit set out in Attachment C and this warranty shall survive any termination or expiration of this Agreement; and (h) Sponsorship Partner shall pay the Sponsorship Fee and the dates indicated as set forth in this Agreement.

WPTE represents and warrants that: (a) it has the power and authority to enter into, execute, deliver and fully perform its obligations under this Agreement, and such execution and delivery and the performance by WPTE of its obligations hereunder do not and will not violate or cause a breach of any other agreements or obligations to which it is a party or by which it is bound; and (b) this Agreement, when executed and delivered by WPTE, will be its legal, valid and binding obligation enforceable against WPTE in accordance with its terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency or other similar laws affecting creditors’ rights generally.

In addition to being true as of the date first written above, each of the foregoing representations, warranties and covenants shall be true at all times during the Term hereof and, except as provided for above, during all times thereafter.  Each party acknowledges that each of such representations, warranties and covenants are deemed to be material and have been relied upon by the other party notwithstanding any investigation by the other party.

8.             Termination.  In addition to the rights of the Parties set forth herein, and without prejudice to any other rights and remedies, either Party may terminate this Agreement, by written notice to the other Party, upon the occurrence of any of the following:  (a) the admission by the other Party of its inability to pay its debts as they fall due; (b) the filing of a voluntary petition in bankruptcy by the other Party; (c) the filing of an involuntary petition to have the other Party declared bankrupt, provided such petition shall not have been dismissed, stayed or vacated within sixty (60) days thereafter; (d) the appointment of a receiver or trustee for the other Party or for any substantial portion of its assets; (e) the making by the other Party of an assignment for the benefit of creditors or the settlement or compounding by the other Party of claims with its creditors; (f) the discontinuance of business by the other Party; (g) the breach or default of an obligation, which default is not cured within ten (10) days following written notice of such default to the defaulting party; or (h) if any of the representations and/or warranties hereunder by the other Party shall prove to be untrue, inaccurate or breached in any material respect.

WPTE may terminate this Agreement if WPTE’s Board of Directors reasonably determines that one or more provisions of this Agreement, an affiliation with Sponsorship Partner, or individuals employed by Sponsorship Partner (a “Defect”) could jeopardize any gaming regulatory license or permit held or applied for by WPTE or Lakes Entertainment, Inc., wherein such Defect remains uncured for thirty (30) days after notification by WPTE to Sponsorship Partner in writing.

Notwithstanding anything to the contrary contained in the foregoing, in no event shall the termination or expiration of this Agreement, for cause of otherwise, terminate the license from Sponsorship Partner to WPTE respecting Sponsorship Partner’s Trademarks to continue to distribute, exhibit and exploit the television series and/or Sponsored Episodes produced in connection with this Agreement or any parts or elements thereof occurring prior to such termination or expiration, or the use, publication or dissemination of any advertising in connection therewith, in any and all media now known or hereafter derived in perpetuity throughout the universe

As used herein, a “Force Majeure” event shall mean the interruption of or material interference with either party’s business or activities by any cause or occurrence not within such party’s control, including, but not limited to, fire, flood, epidemic, earthquake, explosion, terrorist threat or activity, public health emergency (e.g., SARS), act of God or public enemy, satellite or equipment failure, riot or civil disturbance, war (declared or undeclared), or any federal, state or local government law, order or regulation, or order of any court.  Delay or non-performance of the parties’ respective obligations hereunder due to a Force Majeure event shall not be deemed a breach of the Agreement.

9.             Compliance With the Law.  If a reasonable basis exists for believing that any provision of this Agreement violates any (i) federal, state or local law or regulation, or (ii) code, rule, regulation or directive adopted by an industry trade association affecting either party’s performance of the Agreement (collectively, “Law”), then the parties shall promptly modify this Agreement to the extent necessary to bring about compliance with such Law; provided, however, that if such modification would cause this Agreement to fail in its essential purpose or purposes, it shall be deemed terminated by mutual agreement of the parties.

10.           Waiver of Injunctive Relief.    In the event of any breach by WPTE of this Agreement or any of WPTE’s obligations hereunder, the rights and remedies of Sponsorship Partner shall be limited to the right to recover damages, if any, in an action at law, and Sponsorship Party hereby waives any right or remedy in equity, including without limitation any right to terminate the exhibition of the Episode or any other right granted to WPTE hereunder and/or to seek injunctive or other equitable relief to enjoin, restrain or otherwise impair in any manner the production, distribution, exhibition, promotion or other exploitation of the television series and/or Sponsored Episodes produced or any parts or elements thereof.

11.           Miscellaneous.

a.  This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof and supersedes all prior or contemporaneous agreements, promises, understandings or representations, written or oral, in regard thereto.  This Agreement cannot be modified except by an agreement in writing signed by authorized representatives of both parties and specifically referring to this Agreement.  The paragraph headings set forth herein are for convenience only and do not constitute a substantive part of the Agreement.  This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which shall constitute the same instrument.  The execution of this Agreement by facsimile shall be deemed to be an original execution of this Agreement.

b.  The failure of either party to object to or to take affirmative action with respect to any conduct of the other party which is in violation of the terms hereof shall not be construed as a waiver thereof, nor of any future breach or subsequent wrongful conduct.  The rights and remedies set forth herein are intended to be cumulative, and the exercise of any one right or remedy by either party shall not preclude or waive its exercise of any other rights or remedies hereunder or pursuant to law or equity.

c.  The parties shall be and act as independent contractors, and under no circumstances shall this Agreement be construed as one of agency, partnership, joint venture or employment between the parties.  Each party acknowledges and agrees that it neither has nor will give the appearance or impression of having any legal authority to bind or commit the other party in any way.

d.  Neither party shall assign, transfer or pledge this Agreement, or any interest or rights of any kind herein, without the prior written consent of the other party, except WPTE may assign this Agreement in connection with a merger, reorganization or sale of all or substantially all of the business or equity interests.  Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties and their successors and assigns.

        e.  The parties acknowledge that the terms and conditions of this Agreement are confidential, and that, unless compelled by law (and then only to the minimum extent necessary), no party shall publicly disclose any of the terms and conditions of this Agreement to any third party; provided, however, that WPTE may disclose the terms of this Agreement in its normal course of business.  In addition, neither party shall disclose to any third party, without the prior written consent of the other party, any confidential information or trade secret of the other party learned during the performance of this Agreement, and any such confidential information or trade secret shall be used only for the purpose of performing the obligations hereunder.  The foregoing shall not be deemed to prohibit any disclosures made for the parties’ internal purposes, to its direct and indirect parents, subsidiaries and affiliates and its and their respective directors, officers, and employees and their outside attorneys, auditors, consultants or accountants on a confidential, investors or representatives of investors, on a need-to-know basis, and/or to any disclosures which may be required by any applicable law, rule or regulation, filing requirement or by order or decree by any court of competent jurisdiction.  This Paragraph shall survive the expiration or earlier termination of this Agreement.

f.  Should any party commence legal action to interpret or enforce the terms of this Agreement, the prevailing party in such action shall be entitled to recover reasonable attorneys’ fees and costs, including those incurred at the trial and appellate levels and in any bankruptcy, reorganization, insolvency or other similar proceedings.

g.  Failure to enforce compliance with any term or condition of this Agreement will not constitute a waiver of such term or condition, nor shall it restrict the right to subsequently enforce such term or condition in the future.

h.              This Agreement shall be deemed to have been made and entered into in the Republic of Ireland without regard to its principles of conflicts of laws, and shall be governed by the laws of Ireland. The parties agree that any dispute related to this Agreement must be venued in any court of competent jurisdiction in Ireland and the Parties submit to the exclusive jurisdiction thereof.

i.                 The following provisions shall survive any termination or expiration of this Agreement: Sections 2, 5, 6, 7, 8, 9, 10, and 11.